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                                                                     EXHIBIT 5.1





                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]

                                  __ May 2001




Stewart Information Services Corporation
1980 Post Oak Boulevard
Houston, Texas 77056


Ladies and Gentlemen:

         We have acted as counsel for Stewart Information Services Corporation, a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") with respect to the Company's shares of common stock, $1.00 par value per share (the "Common Stock"), to be issued from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), for an aggregate initial offering price not to exceed $75,000,000.

         We have examined (i) the Restated Certificate of Incorporation and By-Laws, as amended, of the Company and (ii) such certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

         In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing the Common Stock offered thereby; (iii) all shares of Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement and (iv) a definitive purchase, underwriting or similar agreement with respect to any shares of Common Stock offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

         Based upon and subject to the foregoing, we are of the opinion that with respect to shares of Common Stock, when (i) the Board of Directors of the Company or, to the extent permitted by Section 141(c) of the General Corporation Law of the State of Delaware, a duly constituted and acting committee thereof (such Board of Directors or committee being referred to herein as the "Board"), has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock and related matters; and
(ii) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered in



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Stewart Information Services Corporation

__ May 2001

Page 2

accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board of the Company upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, the shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

         The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of Texas, the General Corporation Law of the State of Delaware and the applicable provisions of the Delaware constitution and reported decisions concerning such laws and we are expressing no opinion as to the effect of the laws of any other jurisdiction.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.



                                 Very truly yours,

                                 /s/ FULBRIGHT & JAWORSKI L.L.P.

                                 Fulbright & Jaworski L.L.P.